Exhibit 10.8

ZETA GLOBAL HOLDINGS CORP.

AWARD AGREEMENT – RESTRICTED STOCK UNITS

THIS AWARD AGREEMENT—RESTRICTED STOCK UNITS (this “Agreement”) is entered into as of date set forth in Carta or another stock management system used by the Company (the “Stock Management System”), by and between Zeta Global Holdings Corp., a Delaware corporation (the “Company”) and the individual (“Participant”) identified on the certificate set forth in the Stock Management System. Capitalized terms used in this Agreement, but not defined herein shall have the meaning provided in the Zeta Global Holdings Corp. 2017 Equity Incentive Plan (the “Plan”).

RECITALS:

Participant is an employee of the Company and the Company considers it desirable to give Participant an added incentive to advance the Company’s interests.

The Company desires to increase the Participant’s interest in the success of the Company by granting restricted stock units (the “Restricted Stock Units” or “RSUs”) to the Participant pursuant to the terms and conditions of this Agreement.

The grant of the RSUs is (i) made pursuant to the Plan, (ii) made subject to the terms and conditions of this Agreement, and (iii) not employment compensation nor an employment right. This grant is made in the Company’s sole discretion.

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants hereinafter set forth herein and other good and valuable consideration, the parties agree as follows:

1. Grant of RSUs.

(a) Subject to the provisions of this Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant the number of RSUs specified on the signature page of this Agreement. The Participant hereby agrees to accept such grant and agrees to become a party to the Amended and Restated Stockholders’ Agreement dated as of May 8, 2017 pursuant to Exhibit A hereto no later than the date Shares (as defined below) are issued to the Participant under this Agreement. The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company, or a third party on behalf of the Company, for the Participant’s benefit the RSUs, each of which shall be deemed to be the equivalent of one share of the Company’s common stock, par value $.0.01 per share (each, a “Share”).

(b) If and whenever any cash dividends are declared on the Shares, on the date such dividend is paid, the Company will credit to the Account a number of additional RSUs equal to the result of dividing (i) the product of the total number of RSUs credited to the Account on the record date for such dividend (other than previously settled or forfeited RSUs) times the per Share amount of such dividend, by (ii) the Fair Market Value (as defined in Section 2.1(m) of the Plan) of one Share on the record date for such dividend. The additional RSUs shall be or become vested to the same extent as the RSUs that resulted in the crediting of such additional RSUs.

(c) If and whenever the Company declares and pays a dividend or distribution on the Shares in the form of additional Shares, or there occurs a forward split of Shares, then a number of additional RSUs shall be credited to the Account as of the payment date for such dividend or distribution or forward split equal to (i) the total number of RSUs credited to the Account on the record date for such dividend or distribution or split (other than previously settled or forfeited RSUs), multiplied by (ii) the number of additional Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share. The additional RSUs shall be or become vested to the same extent as the RSUs that resulted in the crediting of such additional RSUs.

2. Limitations on Transfer; Employment Termination Provisions. In addition to any other limitation on transfer created by applicable securities laws, Participant shall not assign, encumber or dispose of any interest in the RSUs.

(a) Vesting Schedule.

(i) 100% of the RSUs shall initially constitute Unvested RSUs (as defined below). The RSUs shall become “Vested RSUs” as follows: (a) 25% of the RSUs shall become Vested RSUs upon a Change in Control; and (b) the balance of the RSUs shall become Vested RSUs after the Change in Control in equal quarterly installments over the remainder of a deemed five (5) year term starting from the date of grant provided that the Participant remains continuously employed with the Company through each such vesting date. For example, if the grant covers ten thousand (10,000) RSUs and there is a Change in Control two years after the date of grant, 2,500 RSUs become Vested RSUs upon the Change in Control and the remaining 7,500 RSUs become Vested RSUs in 12 equal quarterly installments of six hundred twenty-five (625) RSUs per quarter. The term “Unvested RSUs” means the number of RSUs equal to the number of RSUs initially granted to the Participant pursuant to this Agreement minus Participant’s Vested RSUs as determined pursuant to this subsection.

(ii) The term “Change in Control” shall mean the closing of (A) any acquisition of the Company by means of a merger, consolidation or other form of corporate reorganization with or into another corporation as a result of which transaction, the stockholders of the Company own, directly or indirectly, 50% or less of the voting power of the surviving entity (other than a mere corporate reorganization or reincorporation transaction) or (B) the sale or transfer (other than a pledge or grant of a security interest to a bona fide lender) of all or substantially all of the assets (defined as more than 85%) of the Company.

(b) Termination of Employment.

(i) Forfeiture. In the event of Participant’s termination of employment with the Company for any reason, upon the date of such termination (the “Termination Date”), all Unvested RSUs shall be forfeited for no consideration.

(ii) Company’s Right to Purchase Shares. In the event of the Participant’s termination of employment with the Company for any reason, the Company shall have an irrevocable, exclusive option for a period of 90 days from the Participant’s Termination Date to purchase all or any portion of the Shares obtained upon settlement of Vested RSUs held by the Participant at fair market value of the Shares on the Termination Date, as calculated in accordance with subsection (b)(iii) below.

(iii) Price of Shares. With respect to any Shares to be purchased upon the Company’s exercise of its Share purchase option, the price per Share shall be a price set by the Board of Directors of the Company, in its sole discretion.

(iv) Exercise of the Share Purchase Option. The Share purchase option shall be exercised by the Company by written notice to Participant (or Participant’s executor or legal representative in the case of death or disability) (the “Purchase Notice”) and, such purchase shall take place at a closing on a date mutually agreed upon by the Company and the Participant, but in no event later than thirty (30) days after the purchase price for the Shares is conclusively determined. At any such closing, (A) Participant shall deliver the certificate(s) evidencing all Shares, and (B) the Company shall deliver to Participant (or Participant’s executor or legal representative in the case of death or disability), at the Company’s option, (I) a check or promissory note in the amount of the purchase price for the Shares being purchased (the “Share Purchase Price”), or (II) in the event Participant is indebted to the Company, by cancellation by the Company of an amount of such indebtedness equal to the Share Purchase Price for the Shares being purchased, or (III) by a combination of (I) and (II) so that the combined payment and cancellation of indebtedness equals such Share Purchase Price. Upon delivery of such certificates evidencing the Shares and payment of the Share Purchase Price in any of the ways described above, the Company shall become the legal and beneficial owner of the Shares being purchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Shares being purchased by the Company, without further action by Participant.

(c) Right of First Refusal. Before any Shares held by Participant or any transferee of Participant (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 2(c) (the “Right of First Refusal”).

(i) Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (A) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (B) the name of each proposed Participant or other transferee (“Proposed Transferee”); (C) the number of Shares to be transferred to each Proposed Transferee; and (D) the terms and conditions of each proposed sale or transfer. The Holder shall in the Notice offer the Shares at the same price (the “Offered Price”) and upon the same terms (or terms as similar as reasonably possible) to the Company or its assignee(s).

(ii) Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (iii) below.

(iii) Purchase Price. The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section 2(c) shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the noncash consideration shall be determined pursuant to good faith negotiations between the Holder and the Company. However, if the parties are unable to agree on the value of the noncash consideration within thirty (30) days after receipt of the Notice, the value shall be determined by an independent appraiser to be promptly and mutually agreed upon by the parties. If the parties are unable to promptly agree upon an independent appraiser, each party shall promptly designate an independent appraiser, and such appraisers shall together promptly and mutually designate a third independent appraiser who will determine the value. Each party shall bear the fees and costs of any intermediary appraiser it designates and shall bear one half of the fees and costs of the appraiser who actually determines the value.

(iv) Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by promissory note, by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of purchase by an assignee, to the assignee), or by any combination thereof within 30 days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(v) Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 2(b), then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 60 days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section 2 shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, or if the Holder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(d) Assignment. The right of the Company to purchase any part of the Shares may be assigned in whole or in part to any stockholder or stockholders of the Company or other persons or organizations.

(e) Restriction on Transfer. Except for transfers to the Company permitted pursuant to this Agreement, Participant shall not transfer, assign, encumber or otherwise dispose of any Shares. All RSUs are nontransferable.

(f) Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are met.

(g) Termination of Rights. The share purchase option, right of first refusal, and drag-along rights herein shall terminate upon the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”).

(h) Ownership Change Event. Upon an Ownership Change Event, treatment of the RSUs shall be subject to the terms of the definitive agreement for such Ownership Change Event and the Plan.

3. Drag-along Rights.

(a) Participant agrees to consent to any sale, transfer, reorganization, exchange, merger, combination or other form of transaction approved by the Board of Directors of the Company and to execute such agreements, powers of attorney, voting proxies or other documents and instruments as may be necessary or desirable to consummate such sale, transfer, reorganization, exchange, merger, combination or other form of transaction. Participant further agrees to timely take such other actions as the Board of Directors of the Company may reasonably request in connection with the approval of the consummation of such sale, transfer, reorganization, exchange, merger, combination or other form of transaction, including, without limitation, voting as a stockholder to approve any such sale, transfer, reorganization, exchange, merger, combination or other form of transaction. At the request of the Board of Directors of the Company, Participant shall sell transfer of the Shares on the same terms and conditions as apply to the sale of the other Shares of the Company.

(b) The obligations of Participant pursuant to this Section 3 shall be binding on any transferee of any of the Shares and Participant shall obtain and deliver to the Company a written commitment to be bound by such provisions from such transferee prior to any transfer.

4. Settlement. On or within thirty (30) days following the vesting date, the RSUs that become Vested RSUs shall be settled by delivery of one share of common stock of the Company for each RSU being settled. The Company shall enter the Participant’s name on the books of the Company as the shareholder of record with respect to the Shares of stock delivered to the Participant.

5. Investment and Taxation Representations.

(a) The Participant has reviewed with his own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that he (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

(b) The Participant hereby represents and warrants to the Company that the Participant, by reason of the Participant’s business or financial experience (or the business or financial experience of the Participant’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect the Participant’s own interests in connection with the transactions contemplated under this Agreement.

6. Taxes. Shares shall not be issued unless the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax and social insurance National Insurance Contributions withholding obligations of the Company, or a parent or subsidiary of the Company, if any, which arise in connection with the RSUs, including, without limitation, obligations arising upon (i) the grant or vesting, in whole or in part, of the RSUs, (ii) the transfer, in whole or in part, of any Shares acquired upon vesting of the RSUs, (iii) the operation of any law or regulation providing for the imputation of interest, or (iv) the lapsing of any restriction with respect to any Shares acquired upon vesting of the RSUs (“Tax Obligations”). The RSUs are not vested unless the Tax Obligations of the Company, or a parent or subsidiary of the Company are satisfied. Accordingly, the Company shall have no obligation to deliver Shares until the Tax Obligations of the Company, or a parent or subsidiary of the Company have been satisfied by the Participant. The Participant acknowledges that the ultimate liability for all Tax Obligations legally due by the Participant is and remains the Participant’s responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the RSUs and (b) does not commit to structure the terms of the grant or any other aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax Obligations. The Company shall have no obligation to deliver Shares until the Tax Obligations of the Company, or a parent or subsidiary of the Company have been satisfied by the Participant.

7. Rights as Stockholder. The Participant shall not possess the right to vote the Shares underlying the RSUs until the RSUs have settled in accordance with the provisions of this Agreement and the Plan.

8. Securities Laws and Stop Transfer Orders.

(a) Securities Laws. The Company shall not be obligated to transfer any Shares following the settlement of RSUs to the Participant free of a restrictive legend if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time). The Company shall be under no obligation to register any Shares as a result of the settlement of the RSUs pursuant to the Securities Act or any other federal or state securities laws.

(b) Stop Transfer Notices. Participant agrees that, in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any Participant or other transferee to whom such Shares shall have been so transferred.

9. No Employment Rights. Nothing in this Agreement shall be deemed an offer of employment or affect in any manner whatsoever the right or power of the Company, or a parent or subsidiary of the Company, to terminate Participant’s employment, for any reason, with or without cause, subject to applicable law.

10. Market Standoff Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, Participant agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Shares (other than those that may be included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time from the effective date of such registration as may be reasonably requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the public offering.

11. Service Conditions.

In accepting the RSUs, the Participant acknowledges and agrees that:

(a) Any notice period mandated under applicable law shall not be treated as Service (as defined in Section 2.1(bb) of the Plan) for the purpose of determining the vesting of the RSUs; and the Participant’s right to vesting of Shares in settlement of the RSUs after termination of Service, if any, will be measured by the date of termination of the Participant’s active Service and will not be extended by any notice period mandated under applicable law. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(b) The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.

(c) The grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past.

(d) All decisions with respect to future RSUs grants, if any, will be at the sole discretion of the Company.

(e) The Participant’s participation in the Plan shall not create a right to further Service with the Company or another parent or subsidiary of the Company and shall not interfere with the ability of with the Company or another parent or subsidiary of the Company to terminate the Participant’s Service at any time, with or without cause, subject to applicable law.

(f) The Participant is voluntarily participating in the Plan.

(g) The RSUs are extraordinary items that do not constitute compensation of any kind for Service of any kind rendered to the Company or any parent or subsidiary of the Company, and which are outside the scope of the Participant’s employment contract, if any.

(h) The RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service options, pension or retirement benefits or similar payments.

(i) In the event that the Participant is not an employee of a parent or subsidiary of the Company, the RSUs grant will not be interpreted to form an employment contract or relationship with a parent or subsidiary of the Company.

(j) The future value of the underlying Shares is unknown and cannot be predicted with certainty. The value of the Shares may increase or decrease.

(k) No claim or entitlement to compensation or damages arises from termination of the RSUs or diminution in value of the RSUs or Shares and the Participant irrevocably releases the Company, or any parent or subsidiary of the Company from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such a claim.

12. Data Privacy.

(a) Data Collected and Purposes of Collection. The Participant understands that the Company, acting as controller, as well as the employing parent or subsidiary of the Company, will process, to the extent permissible under applicable law, certain personal information about the Participant, including name, home address and telephone number, information necessary to process the RSUs (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number or other identification number, salary, nationality, job title, employment location, details of all RSUs granted, canceled, vested, unvested or outstanding in the Participant’s favor, and where applicable service termination date and reason for termination, any capital shares or directorships held in the Company (where needed for legal or tax compliance), and any other information necessary to process mandatory tax withholding and reporting (all such personal information is referred to as “Data”). The Data is collected from the Participant, and from the Company, or a parent or subsidiary of the Company, for the purpose of implementing, administering and managing the Plan pursuant to its terms. The legal bases (that is, the legal justification) for processing the Data is that it is necessary to perform, administer and manage the Plan and in Company’s legitimate interests, which means the Company is using the relevant Data to conduct and develop its business activities, subject to the Participant’s interest and fundamental rights. The Data must be provided in order for the Participant to participate in the Plan and for the parties to this Agreement to perform their respective obligations thereunder. If the Participant does not provide Data, he or she will not be able to participate in the Plan and become a party to this Agreement.

(b) Transfers and Retention of Data. The Participant understands that the Data will be transferred to and among the Company, or a parent or subsidiary of the Company, as well as service providers (such as stock administration providers, brokers, transfer agents, accounting firms, payroll processing firms or tax firms), for the purposes explained above. The Participant understands that the recipients of the Data may be located in the United States and in other jurisdictions outside of the European Economic Area where we or our service providers have operations. The United States and some of these other jurisdictions have not been found by the European Commission to have adequate data protection safeguards. If the Company, or a parent or subsidiary of the Company transfer Data outside of the European Economic Area, we will take steps as required and recognized by the European Commission to provide adequate safeguards for the transferred Data, such as the European Commission approved standard contractual clauses or certification schemes, such as the EU-US Privacy Shield. The Participant has a right to obtain details of the mechanism(s) under which the Participant’s Data is transferred outside of the European Economic Area, or the United Kingdom, which the Participant may exercise by contacting legal@zetaglobal.com

(c) The Participant’s Rights in Respect of Data. The Participant has the right to access the Participant’s Data being processed by the Company as well as understand why Company is processing such Data. Additionally, subject to applicable law, the Participant is entitled to have any inadequate, incomplete or incorrect Data corrected (that is, rectified). Further, subject to applicable law, the Participant may be entitled to the following rights in regard to his or her Data: (i) to object to the processing of Data; (ii) to have his or her Data erased, under certain circumstances, such as where it is no longer necessary in relation to the purposes for which it was processed; (iii) to restrict the processing of the Participant’s Data so that it is stored but not actively processed (e.g., while the Company assesses whether the Participant is entitled to have Data erased) under certain circumstances; (iv) to port a copy of the Data provided pursuant to this Agreement or generated by the Participant, in a common machine-readable format; and (v) to obtain a copy of the appropriate safeguards under which Data is transferred to a third country or international organization. To exercise his or her rights, the Participant may contact the applicable human resources representative. The Participant may also contact the relevant data protection supervisory authority, as he or she has the right to lodge a complaint.

13. Miscellaneous.

(a) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(b) Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior and contemporaneous discussions and agreements (written and oral) between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(d) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or seventy two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at the Company’s principal office or Participant’s address as set forth below or as subsequently modified by written notice.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(g) Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Participant under this Agreement may only be assigned with the prior written consent of the Company.

(h) Testamentary Provisions. Participant agrees to insert in his will a direction and authorization to the executor to fulfill and comply with the provisions hereof, and sell his Shares in accordance herewith.

(i) Spousal Interests in RSUs. To the extent that any RSUs of Participant constitute the community property of Participant and his spouse, Participant shall obtain the spousal acknowledgement of and consent to the existence and binding effect of this Agreement, by executing a spousal consent in the form attached hereto as Exhibit B. If Participant marries or remarries subsequent to the date of this Agreement, Participant shall obtain the required spousal consent within a reasonable time, not to exceed thirty (30) days, following marriage.

(j) Country-Specific Terms, Conditions, and Notifications. Notwithstanding any provisions in this Agreement, the RSUs grant shall be subject to any special terms and conditions set forth in any appendix to this Agreement for the Participant’s country (the “Appendix”). Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant unless determined otherwise by the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

Company:	ZETA GLOBAL HOLDINGS CORP., a Delaware corporation
Signed Electronically in Stock Management System
Name: Steven Vine
Title: Secretary

Participant:

Signed by Participant Electronically in Stock Management System
Name: As set forth in the Stock Management System
Address: As provided by Participant in the Stock Management System
Number of RSUs: As set forth in the corresponding certificate in the Stock Management System
Purchase Price: $ 0.01 per share

APPENDIX

ZETA GLOBAL HOLDINGS CORP.

AWARD AGREEMENT – RESTRICTED STOCK UNITS

FOR NON-US PARTICIPANTS

This Appendix includes additional terms and conditions that govern the RSUs granted to the Participant under the Plan if the Participant resides in one of the countries listed below. Capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or this Agreement.

The Participant understands and agrees that the Company strongly recommends that the Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because applicable rules and regulations regularly change, sometimes on a retroactive basis, and the information may be out of date at the time the RSUs vest under the Plan.

The Participant further understands and agree that if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfer employment after grant of the Participant, or is considered a resident of another country for applicable law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

BELGIUM

Notifications

Securities Law Information

The grant of RSUs under the Plan is exempt from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Belgium.

Foreign Asset/Account Reporting Information

Belgian residents are required to report any securities (i.e., Shares acquired under the Plan) or bank accounts opened and maintained outside Belgium on their annual tax returns. Belgian residents are also required to complete a separate report providing the National Bank of Belgium with details regarding any such account. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.

CZECH REPUBLIC

Notifications

Securities Law Information

The grant of RSUs under the Plan is exempt from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in the Czech Republic.

Exchange Control Information

The Czech National Bank may require the Participant to fulfill certain notification duties in relation to the RSUs and the opening and maintenance of a foreign account (if applicable). However, because exchange control regulations change frequently and without notice, the Participant is advised to consult a personal legal advisor prior to the exercise of the RSUs to ensure compliance with current regulations. The Participant understands and agrees that it is his or her responsibility to comply with applicable Czech exchange control laws.

FRANCE

Notifications

Securities Law Information

The grant of RSUs under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in France.

Foreign Asset/Account Reporting Information

The Participant may hold Shares acquired upon vesting/settlement of the RSUs, any proceeds resulting from the sale of Shares or any dividends paid on such Shares outside of France, provided the Participant declares all foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) with his or her annual income tax return. Failure to complete this reporting may trigger penalties for the Participant.

Terms and Conditions

RSUs Not Tax-Qualified

The RSUs are not intended to be tax-qualified or tax-preferred award, including without limitation, under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code. The Participant is encouraged to consult with a personal tax advisor to understand the tax and social insurance implications of the RSUs.

Language Consent

By accepting the RSUs, the Participant confirms having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided in English language. The Participant accepts the terms of those documents accordingly. The Participant confirms that the Participant has a good knowledge of the English language.

En acceptant l’Attribution, le Bénéficiaire confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été fournis en langue anglaise. Le Bénéficiaire accepte les dispositions de ces documents en connaissance de cause. Etant précisé que le Titulaire a une bonne maîtrise de la langue anglaise.

GERMANY

Notifications

Securities Law Information

The grant of RSUs under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Germany.

Exchange Control Information

If the Participant remits proceeds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank. In the event that the Participant makes or receives a payment in excess of this amount, the Participant is responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements. In addition, the Participant must also report on an annual basis in the unlikely event that the Participant holds Shares exceeding 10% of the total voting capital of the Company.

Terms and Conditions

Prohibition on Insider Dealing

The Participant should be aware of the insider dealing rules of the Regulation (EU) No 596/2014 of the European Parliament and Council (Market Abuse Regulation) apply in Germany, which may affect transactions under the Plan such as e.g. the subscription or participation, the suspension, the cancellation or an amending order, the acquisition or sale of Shares acquired under the Plan, if the Participant has inside information regarding the Company. The Participant is advised to determine carefully whether he or she has inside information in respect of the Company and whether and to what extend insider dealing rules can apply to him or her. In case of uncertainty, the Company recommends that the Participant consults with a legal advisor.

Limitation of Liability

The Participant is responsible for compliance with any laws to be observed by the Participant in person in conjunction with the participation in the Plan. The Company cannot be held liable if the Participant violates German law or any other applicable rules to be complied with by the Participant in conjunction with the participation in the Plan including but not limited to insider dealing restrictions under the Market Abuse Regulation.

NETHERLANDS

Notifications

Securities Law Information

The grant of RSUs under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in the Netherlands.

Prohibition Against Insider Trading

The Participant should be aware of the Dutch insider trading rules, which may affect the sale of Shares acquired under this Agreement. In particular, the Participant may be prohibited from effecting certain share transactions if the Participant has insider information regarding the Company. Below is a discussion of the applicable restrictions. The Participant is advised to read the discussion carefully to determine whether the insider rules could apply to the Participant. If it is uncertain whether the insider rules apply, the Company recommends that the Participant consult with a legal advisor. The Company cannot be held liable if the Participant violates the Dutch insider trading rules. The Participant is responsible for ensuring the Participant’s compliance with these rules.

Dutch securities laws prohibit insider trading. As of 3 July 2016, the European Market Abuse Regulation (MAR), is applicable in the Netherlands. For further information, the Participant is referred to the website of the Authority for the Financial Markets (AFM): https://www.afm.nl/en/professionals/onderwerpen/marktmisbruik.

Given the broad scope of the definition of insider information, certain employees of the Company working at its Dutch parent or subsidiary of the Company may have insider information and thus are prohibited from making a transaction in securities in the Netherlands at a time when they have such insider information. By entering into and participating in this Agreement, the Participant acknowledges having read and understood the notification above and acknowledges that it is the Participant’s responsibility to comply with the Dutch insider trading rules, as discussed herein.

POLAND

Notifications

Securities Law Information

The grant of RSUs under the Plan is exempt from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Poland.

Exchange Control Information

If the Participant holds foreign securities (including Shares) and maintains accounts abroad, the Participant may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds designated threshold amounts, the Participant must file reports on the transactions and balances of the accounts on a quarterly basis. Further, any fund transfers in excess of designated threshold amounts into or out of Poland must be effected through a bank in Poland. Polish residents are required to store all documents related to foreign exchange transactions for a period of five years.

SPAIN

Notifications

Securities Law Information

The grant of RSUs under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Spain.

The RSUs do not qualify under Spanish Law as securities. No “offer to the public,” as defined under Spanish Law, has taken place or will take place in the Spanish territory. Neither the Plan nor this Agreement have been registered with the Comisión Nacional del Mercado de Valores and do not constitute a public offering prospectus.

Exchange Control Information

The Participant must declare the acquisition and sale of Shares to the Dirección General de Comercio y Inversiones (the “DGCI”) for statistical purposes. Because the Participant will not purchase or sell the Shares through the use of a Spanish financial institution, the Participant must make the declaration himself or herself by filing a D-6 form with the DGCI. Generally, the D-6 form must be filed each January while the Shares are owned as of December 31 of each year; however, if the value of the Shares or the sale proceeds exceed certain designated amount, a declaration must be filed within one month of the acquisition or sale, as applicable.

Foreign Asset/Account Reporting Information

To the extent that the Participant holds Shares and/or has bank accounts outside Spain with a value in excess of certain designated amount (for each type of asset) as of December 31 each year, the Participant will be required to report information on such assets through tax form 720. After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported Shares or accounts increases by more than certain designated amount. The Participant should consult his or her personal advisor in this regard. Further, the Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed certain designated amount.

Terms and Conditions

Service Conditions

This provision supplements Section 11 of this Agreement:

In accepting these RSUs, the Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees of the Company or any Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary, over and above the specific terms of the Plan. Consequently, the Participant understands that these RSUs are granted on the assumption and condition that these RSUs and any Shares acquired upon vesting of these RSUs are not part of any employment contract (either with the Company or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that these RSUs would not be granted to the Participant but for the assumptions and conditions referred to herein; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of these RSUs shall be null and void.

These RSUs are conditional rights to Shares and will be forfeited in the case of the Participant’s termination of employment. This will be the case even if (1) the Participant is considered to be unfairly dismissed without cause (despido improcedente); (2) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal, whether adjudged or recognized to be with or without cause; (3) the Participant terminates employment due to a change of work location, duties or any other material modification of the terms of employment; (4) the Participant terminates employment due to unilateral breach of contract of the Company or any of its Subsidiaries; or (5) The Participant’s employment terminates for any other reason whatsoever (including, but not limited to, mutual agreement, resignation, retirement, death, permanent disability, causes included in the employment contract, expiry of the temporary contract, force majeure and under Article 10.3 of the Royal Decree Law 1382/1985). Consequently, upon termination of the Participant’s employment for any of the reasons set forth above, the Participant will automatically lose any rights to the unvested RSUs granted to him or her as of the date of the Participant’s termination of employment, as described in the Plan and this Agreement.

UNITED KINGDOM

Notifications

Securities Law Information

The grant of RSUs under the Plan is exempt from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in the United Kingdom.

Neither this Agreement nor Addendum is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with this Agreement. This Agreement and the RSUs are exclusively available in the UK to bona fide employees and former employees of the Company or its Affiliate.

Non-Qualified Grants

The RSUs are not intended to be tax-qualified or tax preferred under current tax rules and regulations in the United Kingdom.

Tax Consultation

The Participant understands that he or she may suffer adverse tax consequences as a result of the Participant’s acquisition or disposition of the Shares. The Participant represents that he or she will consult with any tax advisors that the Participant deems appropriate in connection with the acquisition or disposition of the Shares and that the Participant is not relying on the Company, or a parent or subsidiary of the Company for any tax advice.

Prohibition Against Insider Dealing

The Participant should be aware of:

1.	the insider dealing rules of the Regulation (EU) No 596/2014 of the European Parliament and Council (Market Abuse Regulation) which apply in the UK; and

2.	the UK’s insider dealing rules under the Criminal Justice Act 1993,

each of which may affect transactions under the Plan such as the acquisition or sale of Shares acquired under the Plan, if the Participant has inside information regarding the Company. If the Participant is uncertain whether the insider dealing rules apply, the Company recommends that the Participant consults with a legal advisor. The Company cannot be held liable if the Participant violates the UK’s insider dealing rules. The Participant is responsible for ensuring his or her compliance with these rules.

EXHIBIT A

STOCKHOLDERS’ AGREEMENT JOINDER

By execution of this Joinder, the undersigned agrees to become a party to that certain Amended and Restated Stockholders’ Agreement dated as of May 8, 2017, among Zeta Global Holdings Corp. and the Stockholders which are parties thereto (as the same may be amended, restated or otherwise modified from time-to-time). The undersigned shall have all the rights, and shall observe all the obligations, applicable to a Stockholder and Existing Common Stockholder thereunder.

Date: Date the RSUs granted in the Stock Management System

By: Signed by Participant Electronically in Stock Management System
Name: As stated in the Stock Management System

Address for notices: As stated in the Stock Management System

EXHIBIT B

Spousal Consent

I, spouse of Participant, have read and hereby approve the foregoing Award Agreement – Restricted Stock Units (the “Agreement”). I hereby agree to be irrevocably bound by the Agreement and further agree that any community property or other such interest shall be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

Spouse of Participant